Exhibit 99.1

Investor Contact: Michael Greiner
Avanos Medical, Inc.
470-562-2692
Investor.Relations@Avanos.com

Media Contact: Katrine Kubis
Avanos Medical, Inc.
470-448-5561
CorporateCommunications@Avanos.com

Avanos Medical, Inc. Announces Agreement to Acquire OrthogenRX, Inc.
Intra-articular injections products enhance pain portfolio with additional treatment options
ALPHARETTA, Ga., Dec. 13, 2021 / PRNewswire / -- Avanos Medical, Inc. (NYSE: AVNS) today announced it has entered into a definitive agreement to acquire OrthogenRx, Inc., an emerging leader in viscosupplementation therapies for the treatment of knee osteoarthritis (OA) pain, for a total consideration of $160 million. The purchase price consists of $130 million in cash at closing plus an additional $30 million in contingent cash consideration, payable upon the achievement of growth milestones related to the company’s commercial hyaluronic acid (HA) therapy products, GenVisc® 850 and TriVisc®.
The treatment of OA knee pain with HA therapy represents a commercial opportunity of $1 billion in the U.S. The addition of GenVisc 850 and TriVisc – both approved by the U.S. Food and Drug Administration and indicated for the treatment of OA knee pain in patients who have failed to respond adequately to conservative, non-pharmacologic therapy and simple analgesics – will complement Avanos’ pain portfolio of COOLIEF* Cooled Radiofrequency treatment for knee OA.
HA injections are a nonsurgical option that clinicians use to treat millions of patients impacted by pain and sustained discomfort due to knee OA. These injections can play a key role in the continuum of care for patients, often providing interim pain relief before transitioning to the next level of treatment options, including COOLIEF*.
“The acquisition of OrthogenRx enhances our chronic pain portfolio by providing continuum of care treatment options for patients living with knee OA,” said Avanos Chief Executive Officer Joe Woody. “This business is a clear strategic fit for Avanos, and one that will further strengthen our relationships with healthcare providers as we seek to become their preferred partner in treating musculoskeletal pain.”
Michael Daley, PhD, and J. David Owens, OrthogenRx, Inc. Co-Presidents and Co-Chief Executive Officers, offered the following comment: “We are extremely proud of our team’s accomplishments, and finding a partner such as Avanos with a similar culture, dedication and focus on patient care is

Exhibit 99.1
exciting and important for OrthogenRx. This is truly a synergistic integration that creates value for all stakeholders as well as future opportunities for our existing products and pipeline.”
The transaction is expected to close in Q1 2022, subject to customary closing conditions including clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Avanos will finance the acquisition through a combination of funds from its existing credit facility and available cash. The company estimates that the new business will contribute approximately $65 million in 2022 revenue and will be immediately accretive to gross and operating margins.
Alston & Bird LLP is serving as legal counsel to Avanos. Canaccord Genuity LLC is serving as financial advisor to OrthogenRx and Blank Rome LLP is serving as its legal counsel.
About Avanos Medical: Avanos Medical, Inc. (NYSE: AVNS) is a medical technology company focused on delivering clinically superior breakthrough medical device solutions to improve patients' quality of life. Headquartered in Alpharetta, Georgia, Avanos is committed to addressing some of today's most important healthcare needs, such as reducing the use of opioids while helping patients move from surgery to recovery. Avanos develops, manufactures and markets its recognized brands in more than 90 countries. For more information, visit www.avanos.com and follow Avanos Medical on Twitter (@AvanosMedical), LinkedIn and Facebook.
About OrthogenRx:
OrthogenRx, Inc. is a medical device company focused on the development and commercialization of treatments for knee pain caused by osteoarthritis (OA). OA is the most common cause of knee pain, causing sufferers significant pain and disability. OrthogenRx aspires to provide every patient with the products they need and assist in getting them back to a life without OA knee pain. Learn more at www.orthogenrx.com, www.genvisc850.com and www.trivisc.com.
Media Contact
OrthogenRx Inc.
c/o CG Life – Public Relations
Alison Guzzio, 484-459-3243
PR-Communications@orthogenrx.com
1515 Market St #1200
Philadelphia, PA 19102
GenVisc 850 and TriVisc are registered trademarks of OrthogenRx, Inc.
SOURCE Avanos Medical, Inc.

Note Regarding Forward-Looking Statements
This press release contains information that includes or is based on "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking

Exhibit 99.1
statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as "may," "believe”, "will," “expect,” “project,” “estimate,” “anticipate,” “plan” or “continue” and similar expressions, among others. The "forward-looking statements" include, without limitation, statements regarding the acquisition’s impact on the Company’s chronic pain portfolio including Company revenues and gross and operating margin, the timing of the closing, and the Company’s source of funds for the acquisition. Forward-looking statements are based on the current plans and expectations of management and are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Actual results could differ materially from those expected as a result of a variety of factors, including weakening of economic conditions that could adversely affect the level of demand for products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for products; shortage in drugs or other disruptions in our supply chain; changes in foreign exchange markets; legislative and regulatory actions; changes in reimbursement levels from third-party payors; product liability claims; and changes in the competitive environment. Additional information concerning these and other factors that may impact future results is contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2020 and other periodic reports filed with the Securities and Exchange Commission.